Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN DEFENSE SYSTEMS, INC.

American Defense Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.             The present name of the Corporation is American Defense Systems, Inc.  The Corporation was incorporated under the name “American Defense Systems Inc.” by the filing of its original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on December 6, 2002.  Such original certificate of incorporation was amended and restated effective April 15, 2003 (“First Amended and Restated Certificate”).  The First Amended and Restated Certificate was amended and restated effective February 2, 2005 (the “Second Amended and Restated Certificate”).

2.             This Third Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.             The Second Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is American Defense Systems, Inc.  (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address, including street, number, city, zip code, and county, of the registered office of the Corporation in the State of Delaware is 113 Barksdale Professional center, City of Newark, 19711, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Delaware Intercorp, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, divided into:  (i) One Hundred Million (100,000,000) shares, par value $0.001 per share, shall be shares of common stock (the “Common Stock”); and (ii) Five Million (5,000,000) shares, par value $0.001 per share, shall be shares of preferred stock (the “Preferred Stock”).

(A)          Common Stock.

(1)           Dividends.  Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(2)           Voting Rights.  Except as may otherwise be provided in the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(3)           Liquidation Rights.  Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

(B)           Preferred Stock.  The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series.  The designations, powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class.

ARTICLE V
BOARD OF DIRECTORS

(A)          Management.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B)           Number of Directors.  The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws of the Corporation.

(C)           Newly-Created Directorships and Vacancies.  Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled solely and exclusively by a majority of the remaining directors then in office, although less than a quorum or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.  No decrease in the number of directors shall shorten the term of any incumbent director.

(D)          Removal of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause and solely by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(E)           Rights of Holders of Preferred Stock.  Notwithstanding the foregoing provisions of this Article V, whenever the holders of one or more series of Preferred Stock then outstanding shall have the right, voting separately or together by series, to elect one or more directors, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

(F)           Written Ballot Not Required.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

(G)           Bylaws.  The Board of Directors is expressly authorized to make, alter, adopt, amend or repeal the bylaws of the Corporation. Any bylaws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this certificate of incorporation to the contrary, the bylaws of the Corporation shall not be made, altered, adopted, amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally, voting together as a single class.

(H)          Classification of Directors.  The Board of Directors (other than those directors, if any, elected by the holders of one or more series of Preferred Stock then outstanding) of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders after the annual meeting of stockholders in 2008, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders thereafter and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders thereafter.  The classification of the Board of Directors shall become effective upon the effectiveness of this certificate of incorporation, and the Board of Directors is hereby expressly authorized to assign members of the Board of Directors already in office to such classes at the time of such classification.  Commencing with the next succeeding annual meeting of stockholders after the annual meeting of stockholders in 2008, directors to replace those of a Class whose terms expire at such annual meeting (other than those directors, if any, elected by the holders of one or more series of Preferred Stock then outstanding) shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

ARTICLE VI
LIMITATION OF LIABILITY

A director of the Corporation shall not be  liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

Except as may otherwise be provided in this certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of one or more Series of Preferred Stock), for so long as either the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to the Corporation’s Common Stock, the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

ARTICLE VIII
AMENDMENT

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.  In addition to any affirmative vote required by law and/or provided to the holders of any series of Preferred Stock then outstanding, if any, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally, voting together as a single class, shall be required to amend, alter or repeal any provision of, or to adopt any provision inconsistent with, Articles V(C), V(D), V(G), V(H), VII or VIII of this certificate of incorporation.”

* * *

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed and acknowledged by the Secretary this [  ] day of [  ], 2008.

AMERICAN DEFENSE SYSTEMS, INC.

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